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                                   EXHIBIT 23


                        Consent of Independent Auditors
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                         Independent Auditors' Consent
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The Board of Directors
Comptek Research, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-54170,33-30253 and 33-82536) on Form S-8 of Comptek Research, Inc. of our reports dated May 14, 1996, relating to the consolidated balance sheets of Comptek Research, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and related schedule, which reports appear in the March 31, 1996 report on Form 10-K of Comptek Research, Inc.


                                                   /s/ KPMG Peat Marwick LLP

Buffalo, New York
June 24, 1996